Williams Controls Reports Third Quarter 2008 Results

PORTLAND, OR -- 08/06/2008 -- Williams Controls, Inc. (the "Company") (NASDAQ: WMCO) today announced financial results for its 2008 third quarter ended June 30, 2008.

Sales for the quarter were $17,137,000, up 8.3% from sales of $15,822,000 reported in the third quarter of fiscal 2007. Sales for the nine months ended June 30, 2008 decreased $3,980,000, or 7.6%, to $48,593,000 from $52,573,000 for the comparable period last year. Net income in the third quarter of fiscal 2008 was $2,197,000, or $0.28 per diluted share, 20.4% higher than the net income of $1,824,000, or $0.24 per diluted share, in the third quarter of fiscal 2007. Net income for the nine months ended June 30, 2008 was $5,833,000, or $0.75 per diluted share, down 9.2% compared to net income of $6,421,000, or $0.83 per diluted share, for the nine months ended June 30, 2007.

Leading the increase in sales was an 85% increase in quarter over quarter sales to Asian heavy truck customers. Improved sales to North American heavy truck customers also contributed to the improved revenues, increasing approximately 6% over the prior year quarter. This is the first increase for the Company in this market on a quarter over quarter basis since the new NAFTA emission standards went into effect on January 1, 2007. Sales to the Company's European heavy truck customers decreased 2% over last year's third quarter.

For the first nine months of fiscal 2008, NAFTA heavy truck sales volumes were down 39% when compared to the same period in fiscal 2007. Sales to our European and Asian customers helped offset a portion of the NAFTA decline, increasing approximately 8% and 56%, respectively. For the first nine months of fiscal 2008, sales outside of the NAFTA market were $3.2 million higher than in the first nine months of 2007.

For the quarter, operating income increased 15.2%, to $3,162,000 from $2,744,000 in the third quarter of fiscal 2007. For the first nine months of 2008 operating income was $8,582,000, a 7.9% decline from the first nine months of fiscal 2007 operating income of $9,322,000.

"Even though we saw a small increase in sales to our NAFTA truck customers during the quarter, this market remains stagnant and is not expected to begin turning around for another six months. Our overall sales remained strong because of our international effort over the last several years," said Patrick W. Cavanagh, Williams Controls' President and Chief Executive Officer. He continued, "Sales outside of the United States represented over 46% of our world-wide sales. Growth in China resulted in sales approaching $1.5 million for the quarter and we expect continued growth in China, India and Eastern European markets as they convert to emission compliant engines."

The Company will hold an investor conference call at 4:15 p.m. Eastern Time on Wednesday, August 6, 2008, to provide an overview of the third quarter fiscal 2008 financial performance and business highlights. You are invited to listen to the conference call by dialing 1-888-665-2348 (domestic) or 1-706-643-4013 (international). Participants should call prior to the start time to allow for registration. The conference access code is 55871168. An audio replay will be available by telephone through August 30, 2008. The telephone number to access the replay is 1-800-642-1687 (domestic) and 1-706-645-9291 (international). The access code will be 55871168.

ABOUT WILLIAMS CONTROLS

Williams Controls is a leading global designer and manufacturer of Electronic Throttle Control Systems ("ETCs") for the heavy truck, bus and off-road markets. Williams Controls is headquartered in Portland, Oregon and employs more than 200 people worldwide at locations in North America, Europe, and Asia. For more information, visit Williams Controls' website at www.wmco.com.

The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward-looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company, economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

                          Williams Controls, Inc.
        Unaudited Condensed Consolidated Statements of Operations
        (Dollars in thousands, except share and per share amounts)

                               Three       Three        Nine        Nine
                               months      months      months      months
                               ended       ended       ended       ended
                              6/30/08     6/30/07     6/30/08     6/30/07
                            (unaudited) (unaudited) (unaudited) (unaudited)
                            ----------  ----------  ----------  ----------
Net sales                   $   17,137  $   15,822  $   48,593  $   52,573
Cost of sales                   10,965      10,117      31,908      34,441
Gross profit                     6,172       5,705      16,685      18,132
Research and development
 expense                         1,005         797       3,006       2,465
Selling expense                    700         560       2,037       1,653
Administration expense           1,315       1,394       4,080       4,049
Gain from settlement of
 environmental claims              (10)          -      (1,020)          -
Realignment of operations            -         210           -         643
Operating income                 3,162       2,744       8,582       9,322
Interest income                    (12)        (34)        (44)        (95)
Interest expense                     5         185         136         651
Other income, net                  (97)       (150)       (205)     (1,012)
Income before income taxes       3,266       2,743       8,695       9,778
Income tax expense               1,069         919       2,862       3,357
Net income                  $    2,197  $    1,824  $    5,833  $    6,421
Earnings per share information:
Basic -
Net income per common share $     0.29  $     0.24  $     0.78  $     0.86
Weighted average shares used
 in per share calculation -
 basic                       7,530,053   7,480,287   7,519,009   7,460,170
Diluted -
Net income per common share $     0.28  $     0.24  $     0.75  $     0.83
Weighted average shares used
 in per share calculation
 - diluted                   7,730,143   7,743,778   7,745,893   7,730,619

                          Williams Controls, Inc.
              Unaudited Condensed Consolidated Balance Sheets
                          (Dollars in thousands)

                                                    June 30,  September 30,
                                                      2008        2007
                                                  (unaudited) (unaudited)
                                                  -----------  -----------
                      Assets
Current Assets:
  Cash and cash equivalents                       $     6,937  $     1,621
  Short-term investments                                  264            -
  Trade accounts receivable, net                        9,650        8,054
  Other accounts receivable                               824        1,656
  Inventories                                           7,850        9,152
  Deferred income taxes                                   545          486
  Prepaid expenses and other current assets               472          297
    Total current assets                               26,542       21,266

Property, plant and equipment, net                      8,872        8,953
Deferred income taxes                                   1,537        1,461
Other assets, net                                         547          623
    Total assets                                  $    37,498  $    32,303

       Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable                                $     4,110  $     3,811
  Accrued expenses                                      5,183        4,983
  Current portion of employee benefit obligations         288          288
  Current portion of long-term debt                         -        1,000
    Total current liabilities                           9,581       10,082

Employee benefit obligations                            4,003        4,803
Other long-term liabilities                               263          249

Stockholders' Equity:
  Preferred stock (Series C)                                -            -
  Common stock                                             75           75
  Additional paid-in capital                           35,569       34,899
  Accumulated deficit                                  (6,726)     (12,477)
  Treasury Stock                                         (377)        (377)
  Accumulated other comprehensive loss                 (4,890)      (4,951)

    Total stockholders' equity                         23,651       17,169
    Total liabilities and stockholders' equity    $    37,498  $    32,303

Contact:
Mike Rusk
Financial Controller
Telephone:  (503) 684-8600